Managed Account Series:

High Income Portfolio

FILE #811-21763

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
5/9/2008	Petrohawk Energy Corporation	500,000,000	450,000	Lehman Brothers, JPMorgan, Merrill Lynch & Co., BNP Paribas, Credit Suisse, Banc of America Securities LLC, Citi, BMO Capital Markets, RBC Capital Markets, Wells Fargo Securities.
5/12/2008	American International Group	171,052,631	10,000

Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Dowling & Partners Securities, LLC, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, Keefe, Bruyette & Woods, Inc., The Williams Capital Group, L.P., Loop Capital Markets, LLC, Muriel Siebert & Co., Inc., Toussaint Capital Partners, LLC, Utendahl Capital Group, LLC

10/30/2008	VERIZON COMMUNICATIONS INC	2,000,000,000	690,000

Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., Barclays Capital Inc., Mitsubishi UFJ Securities International plc, Scotia Capital (USA) Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets Corporation, Wachovia Capital Markets, LLC